UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   ROBERT L. KNAUSS
   5151 SAN FELIPE, SUITE 1661
   HOUSTON, TX  77056
2. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   December 30, 2002
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect     |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership   |
                           |        |      |                                  |  Beneficially     |(D)or |                         |
                           |        |    | |                  | A/|           |  Owned Following  |Indir |                         |
                           | Date   |Code|V|    Amount        | D |    Price  |  Reported Transac.|ect(I)|                         |
___________________________________________________________________________________________________________________________________|
                           |        |    | |                  |   |           |                   |      |                         |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of    |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount |8.Price|9.Number of |10.|11.Nature of|
  Derivative  |version |Transaction    | Derivative    |cisable and      |  of Underlying    |of Deri| Derivative |Dir| Indirect   |
  Security    |or      |        |      | Securities    |Expiration       |  Securities       |vative | Securities |ect| Beneficial |
              |Exercise|        |      | Acquired(A) or|Date(Month/      |                   |Secu   | Benefi     |(D)| Ownership  |
              |Price of|        |      | Disposed of(D)|Day/Year)        |                   |rity   | ficially   |or |            |
              |Deriva- |        |      |               |Date    |Expir   |                   |       | Owned      |Ind|            |
              |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number |       | Following  |ire|            |
              |Secu-   |        |    | |           | D |cisable |Date    |  of Shares        |       | Reported   |ct |            |
              |rity    | Date   |Code|V|  Amount   |   |        |        |                   |       | Transaction|(I)|            |
___________________________________________________________________________________________________________________________________|
Series A      | (1)    |12/30/02| P  | | 11375     | A |12/30/02| N/A    |Common Stock|125000|$0.0001| 23875      | D |            |
  Preferred   |        |        |    | |           |   |        |        |            |      |       |            |   |            |
  Stock       |        |        |    | |           |   |        |        |            |      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |    | |           |   |        |        |            |      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The Issuer's Convertible Redeemable Series A Preferred Stock has a par value of $10.00 per share and are currently convertible into the Issuer's common shares at a conversion price of $0.91 per share.


/s/David A. Grossman, Attorney-in-Fact            December 31, 2002
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SIGNATURE OF REPORTING PERSON                     DATE